                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                       LONE STAR STEAKHOUSE & SALOON, INC.
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                (Name of Registrant as Specified In Its Charter)

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              AN IMPORTANT MESSAGE FROM THE INDEPENDENT DIRECTORS
                                       OF
                     LONE STAR STEAKHOUSE & SALOON, INC.

                        DON'T BE CONFUSED BY GUY ADAMS!
You may have received a solicitation from Guy Adams asking you to put him on
Lone Star's Board of Directors in place of the Company's largest stockholder,
Chairman and Chief Executive Officer, Mr. Jamie B. Coulter.

YOUR BOARD OF DIRECTORS UNANIMOUSLY URGES YOU TO REJECT GUY ADAMS' REQUEST AND
VOTE YOUR SHARES BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD
TODAY.

DO NOT RETURN ANY PROXY SENT TO YOU BY GUY ADAMS.

The Lone Star Management Team Is Creating Stockholder Value

Lone Star's Board and Management Team are creating value for you, the Lone Star investor. Guy Adams, in contrast, offers nothing yet seeks your vote by conducting a negative campaign filled with glib criticism and empty proposals.

Lone Star Management Has Delivered:

         o    A 44% improvement in your Company's stock price in 2001 through
              May 18th compared with an approximate 11% decline in the NASDAQ during the same period.

         o    Strong first quarter 2001 results and increased comparative store sales at all concepts: 16.3% for Sullivan's; 29% for Del Frisco's;
              and 1.3% for domestic Lone Star restaurants.

         o    A strong, debt-free balance sheet.

         o    Strong EBITDA cash flow in excess of $57 million annually over the last seven years.

         o    A $.50 per share annual cash dividend, implemented in FY2000 to deliver immediate returns to our stockholders.

         o    Company-owned real estate at over 56 % of restaurant locations.

         o    A book value of $18.26 per share as of March 20, 2001.

         o    Powerful growth vehicles in Sullivan's and Del Frisco's
              restaurants.

                    Guy Adams Offers Nothing But Imprecise,
                     Unrealistic and Detrimental Proposals

Electing Guy Adams would disrupt, if not destroy, the progress that Lone Star has achieved. Consider what Guy Adams is offering you and decide for yourself:

Guy Adams has NO EXPERIENCE whatsoever as a director of any public company.

Guy Adams has NO EXPERIENCE in overseeing the operations of any public company, much less one the size and complexity of Lone Star.

Guy Adams has NO EXPERIENCE in the restaurant industry.

Last year Guy Adams owned 1,000 shares of our Company's stock for only 48 days.
He sold his stock prior to the 2000 Annual Meeting, but nevertheless attended the Meeting and was a vocal participant. Whose interests was he representing?
Surely not the Company's stockholders - he was no longer a stockholder! Can you trust Guy Adams? We don't think so!

                Whose Interests Does Guy Adams Really Represent?

We urge you to consider whether Guy Adams is acting on your behalf, as he asserts, or at the behest of activists with unknown political agendas. In recently filed public documents Guy Adams attests that his net disposable income is $765 per month. He admits his solicitation will cost about $30,000. Where is this money coming from? He claims the promised voting support of activist pension funds -- activists whose aims and interests differ from yours. We urge you to ask yourself -- Who is Guy Adams really looking out for?

                Management's Interests Are Aligned With Your Own

Maximizing stockholder value is management's number one priority. The results delivered by our Company in recent months are solid evidence of Mr. Coulter's and his management team's impressive performance. First quarter earnings were
$.34 per share, a 36% increase over the same period in 2000. $12.4M has been returned to stockholders over the past 12 months in the form of cash dividends.
The facts are clear - management's interests are aligned with your own.

                   Mr. Coulter Has the Experience, Talent and
                    The Stockholders' Best Interest at Heart

The choice is clear. Under Mr. Coulter's leadership, Lone Star has prospered. He is the largest stockholder of the Company, owning approximately 10% of the shares outstanding. In February 1999 Mr. Coulter purchased 365,000 shares of the Company's stock in the open market, investing more than $3.2 million of his personal funds in Lone Star's future.

When Mr. Coulter was appointed Chairman of the Board and Chief Executive Officer of Lone Star, the Company was an operator of eight restaurants with revenue of
$11M. Currently, Lone Star operates approximately 300 restaurants with revenue in excess of $500M.

Mr. Coulter has a distinguished career in the restaurant industry. Mr. Coulter and the Company under his leadership have been the recipients of numerous awards:

      --    IPO of the Year.
      --    Best Small Company in America -- Forbes for three consecutive years.
      --    Midwest Region Master Entrepreneur of the Year -- INC. Magazine.
      --    Golden Chain Award -- Nation's Restaurant News.
      --    Hot Concept of the Year -- Nation's Restaurant News.
      --    CEO of the Year -- Restaurants and Institutions Magazine.

Mr. Coulter's leadership and vision of our Company have been characterized by growth and success.

             Who Is More Qualified To Serve On The Lone Star Board?

Guy Adams, with his non-existent track record, questionable backing, lack of experience, and current ownership of 1,100 shares for only 45 days

                                       OR

Mr. Coulter, with over 10 years of service to Lone Star, 30 years of executive experience and success in the restaurant industry and ownership of 2,395,393 shares of our Company's stock.

          Right Decisions At The Right Time For Lone Star Stockholders

The policies and business choices that your Board of Directors, Mr. Coulter and his management team have made have been the right decisions at the right time, contrary to Guy Adams' uninformed assertions.

o    Lone Star shares are not receiving the recognition in the marketplace they deserve and in our opinion remain undervalued. It is this under-valuation that has allowed the Company to repurchase over 17 million shares of stock at a discount to book value. Every share we have repurchased has increased the underlying value of your investment.

o    The employment and compensation arrangements made with Lone Star's senior management are fair, in line with industry practice, and specifically designed to retain the services of key employees critical to the continued
     success of the Company.

o    Changes made to the terms of outstanding options were made to retain key employees. As you know, employees can always re-price their options by leaving the Company and joining our competitors. Lone Star would then be forced to recruit, hire and train new, inexperienced employees unfamiliar with our operations and grant new options to attract such employees.

o    Transactions between the Company and affiliates of Mr. Coulter were done at arm's length and on terms at least as favorable to our Company as those available from unaffiliated vendors.

o    We have implemented several important corporate governance reforms. On certain questions of governance, however, we respectfully disagree with some of our more activist institutional stockholders. We firmly believe it would be foolhardy to dismantle the structures that would enable us to deal with abusive takeover tactics and protect stockholder's long-term interests, especially when the Company's shares remain substantially undervalued.

There are valid business reasons for every action taken by the Lone Star Board of Directors, and we stand by them. We are convinced that the election of a self-appointed, inexperienced, unqualified amateur to the Lone Star board at the expense of a distinguished and experienced executive will do nothing to enhance, and may actually impair, the value of your investment.

WE URGE YOU TO VOTE YOUR WHITE PROXY TODAY TO RE-ELECT MR. COULTER TO THE BOARD
OF DIRECTORS.

Thank you for your consideration and continued support.

/s/ Fred B. Chaney
Fred B. Chaney, Ph.D.

/s/ William B. Greene
William B. Greene

/s/ Clark R. Mandigo
Clark R. Mandigo

                                   IMPORTANT

Your vote is important. No matter how many shares you own, please SIGN, DATE, and RETURN the enclosed WHITE proxy today in the postage-paid envelope provided.

If any of your shares are held in the name of a brokerage firm bank nominee or other institution, only it can vote your shares, and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the WHITE proxy card representing your shares.

PLEASE DO NOT RETURN ANY PROXY CARD SUPPLIED TO YOU BY GUY ADAMS, EVEN TO VOTE
AGAINST HIM, AS IT WILL REVOKE YOUR PREVIOUS PROXY. REMEMBER, ONLY YOUR LATEST
DATED PROXY COUNTS. If you have any questions or require any additional information, please contact our proxy solicitor, Innisfree M&A Incorporated, at the address set forth below.

                           INNISFREE M&A INCORPORATED
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                             NEW YORK NEW YORK 10022
                         CALL TOLL-FREE: (888) 750-5834
BANKS AND BROKERAGE FIRM CALL: (212) 750-5833 (COLLECT)